Exhibit 99.1

News Release

Novelis Appoints Sachin Satpute Senior Vice President Novelis Inc. and President Novelis Asia

ATLANTA and SEOUL, South Korea, March 31, 2016 – Novelis, the world leader in aluminum rolling and recycling, today announced the appointment of Sachin Satpute to the position of Senior Vice President, Novelis Inc. and President, Novelis Asia, effective June 1, 2016.

Satpute has nearly 30 years of experience in the aluminum industry and previously served as Chief Marketing Officer, Hindalco Industries Limited. Prior to his role with Hindalco, Satpute held roles of increasing responsibility within Novelis, including Director, Business Development & Innovation for Novelis Asia; Vice President, Sales, Marketing & Technical Services for Novelis Asia; and Managing Director of Aluminium Company of Malaysia Berhad (ALCOM).

“We are pleased to have Sachin Satpute rejoin our Novelis Asia team,” said Steve Fisher, Novelis President and Chief Executive Officer. “His wealth of knowledge, leadership history and understanding of our business in Asia and the broader industry will further develop our market position as the leader in flat rolled products in Asia and globally.”

Having started his career as a Development Engineer in a Hindalco aluminum plant, Satpute has taken on various leadership positions in both the upstream and downstream businesses. In addition to a degree in mechanical engineering, Satpute also holds a master’s degree in business administration with a specialization in marketing. He was recently named an Aditya Birla Fellow. Satpute will be based in Seoul, South Korea and report directly to Fisher.

Satpute succeeds Shashi Maudgal, who retires after 15 years of service with the Aditya Birla Group, the past four with Novelis. Prior to joining Novelis Asia, Maudgal served for 11 years as Chief Marketing Officer of Hindalco. “Shashi has greatly contributed to Novelis’ growth in Asia including expanding our Korean production capacity, launching our first automotive aluminum facility in China and expanding our footprint into Vietnam,” said Fisher. “I want to thank him for his leadership and wish him all the best in retirement.”

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 11,500 employees and reported $11.1 billion in revenue for its 2015 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. The company is a subsidiary of Hindalco Industries Limited, part of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

###

Media Contact
Katherine Huded
Corporate Communications, Novelis Inc.
+1 770-299-7650
Katherine.Huded@novelis.com

ChiHyang Chung
Communications and Govt. Affairs, Novelis Asia
+82 2 2259 1606
ChiHyang.Chung@novelis.com